UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: April 7, 2006

(Date of Earliest Event Reported)

Cost Plus, Inc.

(Exact name of Registrant as specified in its charter)

California	0-14970	94-1067973
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

200 4th Street

Oakland, California 94607

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (510) 893-7300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On April 7, 2006, Cost Plus, Inc. (the “Company”) entered into a Purchase and Sale Agreement (the “Purchase Agreement”) with Inland Real Estate Acquisitions, Inc. (“Inland”). Pursuant to the Purchase Agreement, the Company sold to Inland the property located at 3610 Airport Way, Stockton, California, which consists of approximately 79 acres, a portion of which includes a distribution warehouse containing approximately 514,000 square feet (the “Property”). The purchase price for the Property was Thirty-Two Million Seven Hundred Fifty Thousand Dollars ($32,750,000). Inland and the Company agreed to hold Two Million Nine Hundred Seventy Thousand Nine Hundred Twenty-Six Dollars ($2,970,926) (the “Hold-Back Amount”) in escrow. The Hold-Back Amount will be released to Inland when Inland completes the reconveyance of the Remainder Parcel (as defined below) to the Company.

In connection with Inland’s purchase of the Property, the Company entered into a Lease Agreement with Inland Western Stockton Airport Way, L.L.C. (“First Landlord”), as lessor, and the Company, as lessee, dated as of April 7, 2006 (the “Building Lease”) and a Subground Lease Agreement with Inland Western Stockton Ground Tenant, L.L.C. (“Second Landlord”), as lessor, and the Company, as lessee, dated as of April 7, 2006 (the “Ground Lease”).

Pursuant to the Building Lease, the Company is leasing property consisting of approximately 23 acres, including the warehouse described above. The initial term of the Building Lease expires April 30, 2026. The Company has two options to renew for five year terms each and one option to renew for a term of four years. The Company will pay annual rent of $1,846,110 during the first five years of the term, subject to increases each five years. In the event of a loss with respect to the leased property due to casualty or condemnation, the Company will be required to make an offer to purchase the leased property from First Landlord or restore and rebuild the leased property within twenty-four months of the event of loss. If the event of loss occurs during the last two years of the lease term, however, the Company will have the right to terminate the Building Lease.

Pursuant to the Ground Lease, the Company is leasing unimproved property consisting of approximately 57 acres. The initial term of the Ground Lease expires April 30, 2026. The Company has two options to renew for five years each and one option to renew for a term of four years. The Company will pay annual rent of $288,859 during the first five years of the term, subject to increase each five years. The Company has the right, in the first six years of the lease term, to construct a new building on the leased property. The Company has agreed to, at its cost and expense, use commercially reasonable efforts to create a condominium regime for the leased property.

The Ground Lease also provides that the Company will use its commercially reasonable efforts to legally subdivide the Property into two parcels, one of which will consist of approximately 24 acres (the “Remainder Parcel”). Upon completion of such subdivision, Second Landlord has agreed to reconvey the Remainder Parcel to the Company at no cost and the Hold-

Back Amount will be disbursed to Inland. Rent under the Ground Lease and Building Lease will not be changed as a result of the reconveyance. If the subdivision is not completed by April 7, 2007, the Hold-Back Amount will be disbursed to the Company and the on-going rent will beadjusted to include the Remainder Parcel.

Item 1.02	Termination of a Material Definitive Agreement.

On April 7, 2006, in connection with the transaction described under Item 1.01 to this Report on Form 8-K, the Company prepaid the Standing Loan Agreement and Swap Commitment, and related promissory note, dated as of February 1, 2005, between the Company and Bank of America, N.A., (“Loan Agreement”) in the amount of $18,208,357.76 using proceeds from the property sale. The Loan Agreement had been entered into to finance a portion of the acquisition costs of the building and land in Stockton, California. In connection with this prepayment, the related deed of trust, made as of February 1, 2005, by the Company, as trustor, and PRLAP, INC., as trustee for the benefit of Bank of America, N.A. as beneficiary, was also terminated.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

Item 1.01 of this Report on Form 8-K describes the Company’s sale of property in Stockton, California on April 7, 2006 and concurrent entry into lease agreements to lease the property back from the landlords noted above and is incorporated by reference into this Item 2.03.

The Company will account for the transaction as a financing whereby the net book value of the asset will remain on the Company’s balance sheet. The Company will also record a financing obligation in the amount of approximately $29.8 million, which will be amortized over the 32-year period of the leases (including option periods) and approximates the discounted value of total maximum lease payments under the leases. Monthly lease payments will be accounted for as principal and interest payments (at an approximate annual rate of 7.2%) on the recorded obligation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COST PLUS, INC.

By:	/s/ Thomas D. Willardson
Thomas D. Willardson, Executive Vice President and Chief Financial Officer

Dated: April 13, 2006